Calculation of Earnings Per Share
                      (In thousands, except per share data)

                                                          FOR THE THREE MONTHS
                                                           ENDED DECEMBER 31,
                                                         -----------------------
CALCULATION OF PRIMARY EARNINGS PER COMMON SHARE            1996          1995
------------------------------------------------         ---------     ---------

Net income before preferred stock dividends               $ 1,599       $   911
Preferred stock dividends                                    (672)         (536)
Reduction of interest expense due to assumed
exercise of stock options, net of taxes                        --             3
                                                          -------       -------
Net income available to common shares                     $   927       $   378
                                                          =======       =======
Weighted average number of common shares outstanding
 during the period                                          6,807         2,078
Assumed exercise of stock options (Modified Treasury
 Stock Method)                                                348           291
                                                          -------       -------
Weighted average number of common share equivalents
 assumed outstanding during the period                      7,155         2,369
                                                          =======       =======

Primary earnings per share                                $  0.13       $  0.16
                                                          =======       =======

                                                          FOR THE THREE MONTHS
                                                           ENDED DECEMBER 31,
                                                         -----------------------
CALCULATION OF FULLY DILUTED EARNINGS PER COMMON SHARE      1996          1995
------------------------------------------------------   ---------     ---------

Net income before preferred stock dividends               $ 1,599       $   911
Preferred stock dividends                                    (588)         (452)
Reduction of interest expense due to assumed
exercise of stock options, net of taxes                        --             3
                                                          -------       -------
Net income available to common shares                     $ 1,011       $   462
                                                          =======       =======
Weighted average number of common shares outstanding
 during the period                                          6,807         2,078
Assumed exercise of stock options (Modified Treasury
 Stock Method)                                                436           291
Conversion of Preferred Stock                                 803           803
Weighted average number of fully diluted common shares
 assumed outstanding during the period                      8,046         3,172
                                                          =======       =======

Fully diluted earnings per share                          $  0.13       $  0.15
                                                          =======       =======